Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three Months Ended November 30, 2023

DENVER, CO / ACCESSWIRE / January 12, 2024 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the three months ended November 30, 2023. Pure Cycle posted $2.1 million of net income for the three months ended November 30, 2023, which marks our eighteenth consecutive fiscal quarter with positive net income. Pure Cycle continues to develop its Sky Ranch Master Planned Community and for the three months ended November 30, 2023, recognized an increase in lot sale revenue of 270% compared to same period 2022 as a result of multiple on-going Phases of development. We also recognized over a 300% increase in water and wastewater revenue for the three months ended November 30, 2023, compared to 2022, due to an increase in oil and gas water sales.

Q1 2024 Highlights

➢	Revenues of $5.4 million, which drove pre-tax income of $2.8 million;
➢	Net income of $2.1 million;
➢	EBITDA of $3.4 million (see table below for reconciliation of net income to EBITDA);
➢	Cash totaled $21.8 million;
➢	For the three months ended November 30, 2023, we delivered 623 acre-feet of water.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Three Months Ended
(In thousands)	November 30, 2023	November 30, 2022
Net Income	$2,065	$159
Add back:
Interest expense, net	108	50
Taxes	737	130
Depreciation / amortization	510	493
EBITDA	$3,420	$832

Fully diluted earnings per share	$0.09	$0.01

“Our Sky Ranch community continues to demonstrate solid growth with entry level homes and our great location directly off Interstate 70,” commented Mr. Harding, CEO of Pure Cycle. “We together with our homebuilder partners continue to balance our lot deliveries to match market demand, and we continue to see strong demand for affordable homes in the Denver market.  With lot inventories and existing home sales well below historic levels Sky Ranch continues to out-perform other master planned communities in Denver.  Also contributing was a record quarter for O&G water demand with a continued strong outlook for 2024,” continued Mr. Harding.

Q1 2024 Financial Summary

Revenue

For the three months ended November 30, 2023, and 2022, we reported total revenues of $5.4 million and $1.3 million with $3.3 million and $0.8 million being generated in our water and wastewater resource development segment, $2.0 million and $0.5 million generated by our land development segment, and $0.1 million and less than $0.1 million reported in our single-family rental business.

For the three months ended November 30, 2023, and 2022, we sold 15 and 4 water and wastewater taps for $0.6 million and $0.2 million. We have sold 723 water and wastewater taps at Sky Ranch in Phases 1 and 2A. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will exceed $20.0 million in additional water and wastewater tap fee revenue and cash over the next 3-5 years.

For the three months ended November 30, 2023, we received certain milestone payments from our Lot Delivery Agreement from home builders, which accounted for $2.9 million in milestone payments for Phase 2B. We expect to be substantially complete with the delivery of all 211 Phase 2B lots during calendar 2024. We are approximately 95% completed, with some landscape construction activities to complete in Phase 2A.

As of November 30, 2023, the single-family rental business had 14 homes built and rented in Sky Ranch and 17 additional homes forecasted for construction in Phase 2B.  As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 91 homes in Phase 2 with the ability to add more than 200 homes as Sky Ranch builds out.

“With our diversified revenue streams, we were well positioned to take advantage of current market conditions to maximize revenue in the first quarter,” commented Marc Spezialy, CFO of Pure Cycle. “We are currently developing on multiple Phases within our Sky Ranch Master Planned Community, due to continued strong demand. We also experienced a significant increase in oil and gas drilling operations in our service area resulting in a substantial increase in commercial water sales,” concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $20.4 million as of November 30, 2023, with $22.0 million of cash and cash equivalents.

Q1 2024 Operational Summary

Water and Wastewater Resource Development

Water deliveries increased for the three months ended November 30, 2023, to a record 623 acre-feet delivered as compared to 207 acre-feet delivered in Q1 2023, primarily due to increased sales to oil and gas operators and new Sky Ranch customers. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of development of other leases in our service areas; however our current expectation is for continued strong demand for oil and gas water sales through 2024. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. Water and wastewater tap sales increased in Q1 2024 compared to Q1 2023 due to the timing of closings at Sky Ranch. Tap sales are driven by building permit applications and are not contractually established with the builders.

Land Development

Lot sales revenue increased in Q1 2024 compared to Q1 2023 due to timing of construction in Phase 2B at Sky Ranch. Because lot sale revenue is recognized as construction progresses, revenue will fluctuate due to timing of construction activities.

Single Family Rentals

Q1 2024 represented our first quarter of rental income for our 14 completed homes. An additional 17 homes are forecasted for construction in Phase 2B in calendar 2024.

Earnings Call Information

Pure Cycle will host a conference call on Tuesday January 16, 2024, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When: 8:30AM Eastern (6:30AM Mountain) on Tuesday January 16, 2024

Call in number:                           888-506-0062 (access code: 711415)

International call-in number:      973-528-0011 (access code: 711415)

Replay numbers:                         877-481-4010 | 919-882-2331 (passcode: 49672)

Replay available until:                January 30, 2024 at 8:30AM ET

Event link:https://www.webcaster4.com/Webcast/Page/2247/49672

Other Important Information

The table below presents our consolidated results of operations for the three months ended November 30, 2023 and 2022 (unaudited):

	Three Months Ended
(In thousands, except share information)	November 30, 2023	November 30, 2022
Revenues:
Metered water usage from:
Municipal customers	$202	$121
Commercial customers	2,132	392
Wastewater treatment fees	86	63
Water and wastewater tap fees	581	150
Lot sales	1,896	513
Project management fees	100	8
Single-family rentals	109	25
Special facility projects and other	280	68
Total revenues	5,386	1,340

Expenses:
Water service operations	553	479
Wastewater service operations	159	138
Land development construction costs	688	143
Project management costs	79	72
Single-family rental costs	57	10
Depletion and depreciation	362	378
Other	146	106
Total cost of revenues	2,044	1,326

General and administrative expenses	1,438	1,388
Depreciation	148	115
Operating (loss) income	1,756	(1,489)

Other income (expense):
Interest income - related party	724	247
Interest income - Investments	308	228
Oil and gas royalty income, net	34	116
Oil and gas lease income, net	18	19
Other, net	70	1,218
Interest expense, net	(108)	(50)
Income from operations before income taxes	2,802	289
Income tax expense	737	130
Net income	$2,065	$159

Earnings per common share - basic and diluted
Basic	$0.09	$0.01
Diluted	$0.09	$0.01
Weighted average common shares outstanding:
Basic	24,078,544	23,985,788
Diluted	24,153,662	24,087,893

The following table presents our consolidated financial position as of November 30, 2023 (unaudited) and August 31, 2023 (audited):

(In thousands, except shares)	November 30, 2023	August 31, 2023
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$21,784	$26,012
Short term investments	167	—
Trade accounts receivable, net	4,778	1,092
Land under development	2,164	1,726
Income taxes receivable	—	551
Prepaid expenses and other assets	249	346
Total current assets	29,142	29,727
Restricted cash	2,880	2,475
Investments in water and water systems, net	57,698	57,798
Construction in progress	5,865	5,457
Single-family rental units	5,227	4,490
Land and mineral rights:
Held for development	4,871	4,652
Held for investment purposes	451	451
Other assets	1,234	1,359
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	28,270	24,999
Other	1,481	1,451
Operating leases - right of use assets	210	357
Total assets	$137,329	$133,216

LIABILITIES:
Current liabilities:
Accounts payable	$2,783	$1,960
Accrued liabilities	1,015	1,761
Accrued liabilities – related parties	906	1,021
Income taxes payable	200	—
Deferred lot sale revenues	3,791	1,661
Deferred water sales revenues	50	69
Debt, current portion	34	31
Total current liabilities	8,779	6,503
Debt, less current portion	6,874	6,885
Deferred tax liability, net	1,352	1,352
Lease obligations - operating leases, less current portion	142	242
Total liabilities	17,147	14,982
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,066,720 and 24,078,720 outstanding, respectively	80	80
Additional paid-in capital	174,770	174,689
Accumulated deficit	(54,668)	(56,535)
Total shareholders’ equity	120,182	118,234
Total liabilities and shareholders’ equity	$137,329	$133,216

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: our positioning to continue to grow through this market cycle; the completion and delivery of our rental units; timing of development at Sky Ranch; future tap sales and revenues; future home sales by our home builder customers; the affordability of our products; the strength of the Sky Ranch market; forecasts about our fiscal 2024 sales of water to oil and gas operators; our sales of lots; and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2023; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation